Exhibit 99.3

PCB Bancorp Declares Quarterly Cash Dividend of $0.20 Per Common Share
Los Angeles, California - April 24, 2025 - PCB Bancorp (the “Company”) (NASDAQ: PCB), the holding company of PCB Bank, announced that on April 23, 2025, its Board of Directors declared a quarterly cash dividend of $0.20 per common share. The dividend will be paid on or about May 16, 2025, to shareholders of record as of the close of business on May 9, 2025.
About PCB Bancorp
PCB Bancorp is the bank holding company for PCB Bank, a California state chartered bank, offering a full suite of commercial banking services to small to medium-sized businesses, individuals and professionals, primarily in Southern California, and predominantly in Korean-American and other minority communities.
Contact:
Timothy Chang
Executive Vice President & Chief Financial Officer
213-210-2000

1